Exhibit 99.1

MicroVision Announces Third Quarter 2017 Results

Product Shipments and Development Programs Produce Revenue of $6.1 Million, a Year-Over-Year Increase of 52 Percent

REDMOND, Wash.--(BUSINESS WIRE)--November 2, 2017--MicroVision, Inc. (NASDAQ: MVIS), a leader in innovative ultra-miniature projection display and sensing technology, today announced its financial and operating results for the third quarter of 2017.

As previously announced, Ragentek, a China-based smartphone manufacturer and solution company, placed a $6.7 million order with MicroVision in March 2017 for a customized model of the company’s PSE-0403 display engine. Volume shipments of engines began in July and are ongoing. Ragentek began shipping its smartphone with the embedded display engine in late August. MicroVision plans to complete fulfillment of the order in the coming months.

The PSE-0403 display engine is part of MicroVision’s engine line of business. Two additional scanning engines, one for 3D LiDAR sensing and the other for interactive display, are in the development stages. MicroVision has been engaging with potential customers about these engine solutions. As a result of customer interest in evaluating the 3D LiDAR scanning engine, the company plans to accelerate availability of a development kit for this engine to the end of this year, from an originally planned timeframe of second quarter 2018.

Development kits for the interactive display engine have been provided to select OEMs and software developers for evaluation. Initial feedback to the company included indications of how much time would be needed to develop software applications for the interactive gesture and touch interface using the 3D point cloud output by the MicroVision scanning engine as well as requests for performance enhancements. MicroVision is planning upgrades to this engine based on this feedback, and commercial availability of the engine is now planned for the second half of 2018.

During the third quarter, MicroVision continued working on a major development and supply contract for a laser beam scanning (LBS) system for a leading technology company. The development work began in April, and to date MicroVision has recognized $2.6 million in revenue for this contract, with $1.8 million of that being recognized in the third quarter of 2017. MicroVision also concluded work on two other development contracts signed last year. MicroVision delivered concept demonstration devices to these customers: one for augmented reality and the other for an automated driving assistance system (ADAS). Third quarter revenue from these contracts totaled $1.5 million.

The following financial results are for the three and nine months ended September 30, 2017, compared to the same periods of 2016:

  Revenue was $6.1 million for the third quarter of 2017 compared to $4.0 million for the third quarter a year ago. Revenue for the first nine months of 2017 was $8.3 million, compared to $11.9 million for the same period in 2016.
  Operating loss for the third quarter of 2017 was $5.2 million, compared to $4.1 million for the third quarter a year ago. Operating loss was $16.4 million for the first nine months of 2017, compared to $11.1 million for the first nine months of 2016.
  Net loss for the third quarter of 2017 was $5.2 million, or $0.07 per share, compared to $4.1 million, or $0.08 per share, for the same quarter a year ago. Net loss was $16.4 million, or $0.23 per share, for the first nine months of 2017 compared to $11.1 million, or $0.22 per share, for the first nine months of 2016.
  For the third quarter of 2017, cash used in operations was $5.7 million compared to $3.8 million for the same period in 2016. For the nine months ended September 30, 2017, cash used in operations was $7.8 million compared to cash used in operations of $10.9 million for the same period in 2016. The cash use for the first nine months of 2017 reflects a $10 million upfront payment received in the second quarter under the development and supply contract for a leading technology company.

As of September 30, 2017 backlog was $15.8 million and cash and cash equivalents were $25.3 million.

Conference Call

The company will host a conference call today to discuss its third quarter 2017 results and current business operations at 8:30 a.m. ET / 5:30 a.m. PT. Participants may join the conference call by dialing 1-888-771-4371 (for U.S. participants) or + 1-847-585-4405 (for international participants) ten minutes prior to the start of the call. The conference call pass code number is 45846135. A live webcast of the call can be accessed from the company's web site in the Investor Events Calendar section of the Investors page. A replay of this call will be available after 8:00 a.m. PT the day of the conference call through the same link or by calling 1-888-843-7419 (U.S.) or +1-630-652-3042 (international), pass code 4584 6135#. The call-in replay will be available through November 9, 2017.

About MicroVision

MicroVision is the creator of PicoP® scanning technology, an ultra-miniature laser projection and sensing solution for mobile consumer electronics, automotive head-up displays and other applications. MicroVision’s patented technology is a single platform that can enable projected displays, image capture and interaction for a wide array of future-ready products in this rapidly evolving, always-on world. Extensive research has led MicroVision to become an independently recognized leader in the development of intellectual property. MicroVision’s IP portfolio has been recognized by the Patent Board as a top 50 IP portfolio among global industrial companies and has been included in the Ocean Tomo 300 Patent Index. The company is based in Redmond, Wash.

For more information, visit the company’s website at www.microvision.com, on Facebook at www.facebook.com/MicroVisionInc or follow MicroVision on Twitter at @MicroVision.

MicroVision and PicoP are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including those relating to future payments, performance and timing of development work under development agreements, shipment of products pursuant to purchase orders, availability of development kits, future products and product applications and features, and those containing words such as “expects” or “scheduled” are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company’s forward-looking statements include the following: our ability to raise additional capital when needed; products incorporating our PicoP display engine may not achieve market acceptance, commercial partners may not perform under agreements as anticipated, we may be unsuccessful in identifying parties interested in paying any amounts or amounts we deem desirable for the purchase or license of IP assets, our or our customers’ failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company’s SEC reports, including the company’s Annual Report on Form 10-K filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

MicroVision, Inc.

Balance Sheet
(In thousands)
(Unaudited)
	September 30,	December 31,
	2017	2016

Assets
Current Assets
Cash and cash equivalents	$25,303	$15,139
Accounts receivable, net	240	245
Inventory	4,253	1,233
Other current assets	3,192	731
Total current assets	32,988	17,348

Property and equipment, net	3,200	1,537
Restricted cash	435	435
Intangible assets, net	631	718
Other assets	50	68
Total assets	$37,304	$20,106

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$3,858	$2,195
Accrued liabilities	3,995	3,704
Deferred revenue	999	999
Billings on uncompleted contracts in excess of related costs	1,453	168
Other current liabilities	10,034	178
Total current liabilities	20,339	7,244

Deferred revenue, net of current portion	4,402	5,150
Deferred rent, net of current portion	59	185
Other long-term liabilities	27	53
Total liabilities	24,827	12,632

Commitments and contingencies

Shareholders' Equity
Common stock at par value	79	68
Additional paid-in capital	528,623	507,249
Accumulated deficit	(516,225)	(499,843)
Total shareholders' equity	12,477	7,474
Total liabilities and shareholders' equity	$37,304	$20,106

MicroVision, Inc.

Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016

Product revenue	$2,298	$3,617	$2,298	$10,302
Royalty revenue	359	331	1,240	1,482
Contract revenue	3,429	52	4,793	72
Total revenue	6,086	4,000	8,331	11,856

Cost of product revenue	3,224	2,767	3,572	7,942
Cost of contract revenue	2,619	26	3,754	32
Total cost of revenue	5,843	2,793	7,326	7,974

Gross margin	243	1,207	1,005	3,882

Research and development expense	3,427	3,053	10,417	8,529
Sales, marketing, general and administrative expense	2,062	2,231	6,967	6,470
Total operating expenses	5,489	5,284	17,384	14,999

Loss from operations	(5,246)	(4,077)	(16,379)	(11,117)

Other income (expense), net	5	7	(3)	15

Net loss	$(5,241)	$(4,070)	$(16,382)	$(11,102)

Net loss per share - basic and diluted	$(0.07)	$(0.08)	$(0.23)	$(0.22)

Weighted-average shares outstanding - basic and diluted	74,922	52,111	70,828	50,421

CONTACT:
MicroVision, Inc.
Investors:
Dawn Goetter, 425-882-6629
ir@microvision.com
or
Media:
Heather Hewitt, 732-212-0823
heatherh@lotus823.com